Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 33-56886) and related Prospectus of Tri City Bankshares Corporation pertaining to the Automatic Dividend Reinvestment Plan of Tri City Bankshares Corporation and to the incorporation by reference therein of our report dated February 20, 2002, with respect to the consolidated financial statements of Tri City Bankshares Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2001.

/s/  Ernst & Young LLP

Milwaukee, Wisconsin
December 3, 2002